Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.

	Access One Flex High Yield Fund (Series 1)
	Access One Flex Bear High Yield Fund (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1  Investor Class shares
	 72DD2/74U2  Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding at October 31, 2009:

	Total Income	NAV	Income Distributions	Shares Outstanding
	Distributions (000's)		per share
Investor Class
Flex High Yield	 	11,894	  	24.61 	1.94 	 	1,378,764
Flex Bear High Yield	 -   		22.99 	 -   	 5,972,158

Service Class
Flex High Yield	 	315 	 24.76 	 1.72 	 363,340
Flex Bear High Yield	 -    22.13	 -   	 155,434

Class A
Flex High Yield	 	51 	 25.11 	 1.89 	 37,888
Flex Bear High Yield	 -   	 23.63 	 -   	 	65